DEBBIE REYNOLDS HOTEL & CASINO, INC

For Immediate Release

     Las Vegas, Nevada, October 1, 1997 - Debbie Reynolds Hotel & Casino, Inc. ("DRHC"), a Nevada Corporation, announces today that it has entered into a Deal Point Memorandum with David A. Siegel, ("Siegel"), individually, Owner and President of Westgate Resorts, one of the largest timeshare developers in the world and Debbie Reynolds, ("Reynolds"), individually.

     Pursuant to the Deal Point Memorandum Siegel will arrange a loan of $15,650,000 to be secured by a first mortgage on DRHC's property and invest an additional $3,000,000 of equity into DRHC. The $18,650,000 will be used, through a plan of reorganization, to satisfy debt, renovate the existing property, provide working capital and to recapitalize DRHC.

     In consideration for arranging the mortgage and investing the equity, DRHC will issue Siegel shares of common stock totalling 85% ownership in DRHC and a warrant to purchase up to an additional 5,000,000 shares of common stock for a term of 2 years with an exercise price ranging from $1.00 to $2.00 per share.

     As a condition precedent to arranging the mortgage and investing the equity into DRHC, Siegel is requesting that and Reynolds and the Hollywood Motion Picture and Television Museum, ("Hollywood"), a non-profit California Corporation, have agreed to enter into a 99 year space lease with DRHC which provides that Reynolds and the Hollywood Museum remain on the hotel property for the duration of the lease. The Reynolds lease will include the casino, showroom, museum, giftshop and bar.

     The obligation of DRHC, Siegel, Reynolds and Hollywood to consummate this transaction is expressly conditioned upon the execution of a binding letter of intent.

     All parties are committed to complete all remaining due diligence, take any and all corporate action and seek governmental and bankruptcy court approvals, if any, pertaining to the transactions contemplated with a view to close in the fourth quarter of 1997.

     On July 3, 1997 the Company filed for relief under Chapter 11 of the Bankruptcy Code, due to the inability of the Company to generate sufficient funds to cover, on a timely basis all of its debts. The Company is seeking reorganization of its debts. Also filing were subsidiary companies Debbie Reynolds Management Company and Debbie Reynolds Resorts, Inc. In addition to filing personal bankruptcy under Chapter 11, Miss Debbie Reynolds resigned as Chairman of the Board, Director and an Officer of Debbie Reynolds Hotel & Casino, Inc., Debbie Reynolds Management Company and Debbie Reynolds Resorts, Inc.

     It is the intention of DRHC to enter into a binding letter of intent, formulate a plan of reorganization and submit the plan to federal bankruptcy court for approval.

     Effective September 30, 1997, pursuant to a space lease agreement with Capado Gaming Corporation, a Nevada Corporation, Capado Gaming commenced a 25 slot machine gaming operation on DRHC's property.

For more information, please call Todd Fisher, CEO, (702) 734-0711.